Exhibit 99.3

Transition AGREEMENT AND RELEASE OF CLAIMS

Kevin C. Eichler (hereafter referred to as “the Employee”) and Ultra Clean Holdings, Inc. (together with its subsidiaries hereafter referred to as “the Company”) mutually desire to define their rights and liabilities with respect to one another upon the termination of the Employee’s employment with the Company on July 29, 2016 (the “Separation Date”). Accordingly, the parties agree as follows:

1. Contractual nature of Agreement; interpretation. The Employee and the Company agree that this Transition Agreement and Release of Claims (hereafter referred to as “this Agreement”) is contractual in nature and not a mere recital and that this Agreement shall be interpreted as though drafted jointly by the Employee and the Company.

2. Release of claims by Employee. In exchange for the consideration described below, the Employee hereby releases and discharges fully the Company and its parent, subsidiary and affiliated entities, and the current and former shareholders, directors, officers, employees, agents and representatives of each, from any and all claims, liabilities, charges and causes of action of any kind whatsoever which the Employee has, had or may have against them as of the date on which he or she signs this Agreement, including, but not limited to:

(a)	any and all rights and claims relating to or in any manner arising from the Employee’s employment or the termination of his or her employment;

(b)	any and all rights and claims arising under the California Fair Employment and Housing Act (Government Code section 12900 et seq.);

(c)	any and all claims arising under the Civil Rights Act of 1964 (42 U.S.C. 2000, et seq.);

(d)	any and all claims arising under the Americans with Disabilities Act (29 U.S.C. 706 et seq.);

(e)	any and all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.);

(f)	any and all claims for violation of the California Labor Code, California Wage Orders or Fair Labor Standards Act;

(g)	any and all claims for breach of contract, breach of the covenant of good faith and fair dealing, retaliation, discrimination, harassment, invasion of privacy, infliction of emotional distress, defamation and misrepresentation; and

(h)	claims relating to any letter or agreement offering Employee employment with the Company, the Change in Control Severance Agreement between the Company and Employee dated July 31, 2009 and any Company severance plan, policy or arrangement.

This Agreement shall not apply, however, to any rights and claims not subject to waiver by law.

3. Scope of release. The Employee understands and intends that the rights, claims and causes of action released herein include all legal, contractual, statutory and equitable rights, claims and causes of action and held by him or her against the Company and its parent, subsidiary and affiliated entities and the current and former shareholders, directors, officers, employees, agents and representatives of each, regardless of whether those rights, claims, or causes of action are presently existing, known or anticipated.

4. Due consideration; right to rescind in part. The Employee represents and/or agrees that:

(a)	he or she has had the opportunity to consider this Agreement before signing it;

(b)	he or she has had a reasonable opportunity to consult an attorney before signing this Agreement;

(c)	he or she has read this Agreement in full and understands all of the terms and conditions set forth herein;

(d)	he or she knowingly and voluntarily agrees to all of the terms and conditions set forth herein and intends to be legally bound by them;

(e)	he or she may rescind this Agreement with respect to claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.) only for seven days after signing it; and

(f)	this Agreement will not become effective or enforceable with respect to claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.) only until seven days after he or she has signed it.

5. New or different facts; application of release to unknown claims. The Employee acknowledges that he or she may hereafter discover facts different from or in addition to those now known or believed to be true regarding the subject matter of the Agreement, but:

(a)	agrees that this Agreement shall remain in full force and effect notwithstanding the existence or discovery of any such new or different facts; and

(b)	hereby waives all rights to which he or she may be entitled pursuant to Civil Code section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6. No existing claims; covenant not to file claims. The Employee represents that he or she has not filed any complaints, claims, grievances or actions against the Company, its parent, subsidiary or affiliated entities or the current or former shareholders, directors, officers, employees, agents or representatives of the Company or its parent, subsidiary or affiliated entities with any state, federal or local court or agency and covenants not to file any complaints, claims, grievances or actions (other than those not subject to waiver by law) against the parties released herein at any time hereafter based on events occurring on or before the date on which he or she signs this Agreement.

7. Payment of wages and benefits. On the Separation Date, in addition to any amounts due under Section 8 below, Employee will receive his accrued and unpaid wages (salary and paid time off) through the Separation Date as required by applicable law, unreimbursed business expenses (in accordance with usual Company policies and practice), to the extent not theretofore paid, vested benefits under the Company's 401(k) plan as applicable and, as set forth in Employee’s stock option agreement(s), Employee’s vested and unexercised stock options will remain exercisable until the earlier of (i) three months following the Separation Date and (ii) the expiration of such stock options.

8. Separation Benefits. In exchange for the consideration described herein, and in lieu of any compensation or other consideration under any letter or agreement offering Employee employment with the Company, the Change in Control Severance Agreement between the Company and Employee dated July 31, 2009 and any Company severance plan, policy or arrangement or otherwise, the Company hereby agrees to pay Employee a lump sum cash payment equal to $548,639.00, less deductions required by law, in accordance with the Company’s regular payroll practices to be paid within 15 days of the date on which the Employee returns the signed original of this Agreement to the Company, which amount consists of:

a. $ 370,000.00 : 1x Base Salary
b $ 143,320.00 : 3 year Average Cash Incentive
c. $ 35,319.00 : True up for 1 year Cobra Payments / 23,326.80 actual.

Additionally, the Employee will receive accelerated vesting of 126,542 outstanding restricted stock units currently held by Employee, with such acceleration effective on the Separation Date. The Company shall withhold shares from such accelerated restricted stock award in an amount sufficient to satisfy the minimum tax withholding requirements relating to such acceleration.

All other outstanding restricted stock units or performance stock units held by Employee as of the Separation Date and not accelerated pursuant to the foregoing shall be forfeited and cancelled.

9. Non-disparagement. The Employee agrees not to defame, disparage or criticize the Company, its parent, subsidiary or affiliated entities or the current or former shareholders, directors, officers, employees, agents or representatives of the Company or its parent, subsidiary or affiliated entities at any time.

10. Confidentiality of Agreement. The Employee agrees to not to disclose the existence of this Agreement, the terms of the Agreement or any information relating to this Agreement to anyone other than his or her spouse, his or her attorney(s), his or her tax preparer and any party to whom disclosure is necessary in order to comply with the law.

11. Non-solicitation of employees and contractors. During the term of the Employee’s employment with the Company and for one year thereafter, the Employee shall not solicit any employee or contractor of the Company to discontinue working for the Company or to provide service to any other person or entity in competition with the Company or its parent, subsidiary or affiliated entities without the Company’s written consent.

12. Non-solicitation of customers. During the Employee’s employment with the Company and at all times thereafter, the Employee shall not utilize any confidential information of the Company to solicit any customer of the Company to (a) purchase goods or services from any person or entity whose goods or services could be used as substitutes for those of the Company or (b) discontinue purchasing goods and/or services from the Company. As used in this Agreement, the term “confidential information” shall mean information that (a) derives economic value from not being known to the general public or others who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts on the part of the Company to maintain its secrecy.

13. Preservation of confidential information. During and after the Employee’s employment with the Company, the Employee shall not use any of the Company’s confidential information for any purpose other than to fulfill his or his her duties to the Company and shall not disclose any such information to any third party without the express written consent of the Company.

14. Return of Company property. The Employee shall return to the Company on the date on which his or her employment terminates, or at such other time as the Company may request, all property of the Company or its parent, subsidiary or affiliated entities in the Employee’s possession, custody or control. Notwithstanding any other provisions in this Agreement, the Company shall not be required to provide the Employee with the consideration described in section 8 of this Agreement until the Employee has returned to the Company all property of the Company in his or her possession, custody or control.

15. Resignation. Employee hereby resigns as a director and/or officer of Ultra Clean Holdings, Inc. and each of its subsidiaries.

16. Immunity under Defend Trade Secrets Act. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

17. Successors and assigns. Each party represents that it has not transferred to any person or entity any of the rights released or transferred through this Agreement. The parties agree that this Agreement shall be binding upon the future successors and assignees of the Company, if any. The Employee may not delegate or assign any of his or obligations pursuant to this Agreement.

18. Severability. If a court of competent jurisdiction declares or determines that any provision of this Agreement is invalid, illegal or unenforceable, the invalid, illegal or unenforceable provision(s) shall be deemed not a part of the Agreement, but the remaining provisions shall continue in full force and effect. If a court declares or determines that any of the release provisions set forth in section 2 above are invalid, illegal or unenforceable, however, the Company shall have the option of declaring this Agreement null and void and, in such event, the Employee shall return to the Company all consideration provided to the Employee to date pursuant to this Agreement.

19. Further Assurances. The Employee agrees to perform such actions, and to execute such additional documents, if any, as may be necessary or appropriate to effectuate the intent of this Agreement.

20. Costs and fees. Each party shall bear any costs and fees it may incur in connection with this Agreement and neither shall be entitled to recover such costs or fees from the other.

21. Remedy for breach. Each party, upon breach of this agreement by the other, shall have the right to seek all necessary and proper relief, including, but not limited to, specific performance, from a court of competent jurisdiction and the party prevailing in such a suit shall be entitled to recover reasonable costs and attorney fees.

22. Governing law. The laws of the State of California shall govern the construction and enforcement of this Agreement, except that the Agreement shall be interpreted as through drafted jointly by the Employee and the Company.

23. Entire agreement; modification. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements or understandings, both written and oral, between the parties regarding the subject matter of this Agreement. The parties may modify this Agreement only through a writing signed by each.

24. No reliance on representations by other party or other party’s representatives. The parties agree and represent that they have not relied and do not rely upon any representation or statement regarding the subject matter or effect of this Agreement made by any other party to this Agreement or any party’s agents, attorneys or representatives.

Date:	7/7/2016	By:	/s/ Kevin Casey Eichler
Kevin Casey Eichler

Date:	7/7/2016	By:	/s/ Jim Scholhamer
Jim Scholhamer, CEO
Ultra Clean Holdings, Inc.